[NEXEN LOGO OMITTED]

                                                     NEXEN INC. 801 - 7th Ave SW
                                                      Calgary, AB Canada T2P 3P7
                                                  T 403 699.4000  F 403 699.5776
                                                                www.nexeninc.com


N E W S   R E L E A S E


                                                           For immediate release


             NEXEN GENERATES SOLID SECOND QUARTER FINANCIAL RESULTS


HIGHLIGHTS:
   o  Quarterly cash flow of $3.32 per share, driven by high commodity prices
   o  Quarterly earnings of $1.11 per share
   o Latest Aspen development well on stream in July, Aspen field now producing about 30,000 equivalent barrels per day
   o  Block 51 development underway
   o  Long Lake Synthetic Crude Oil project on schedule and on budget

                                                          THREE MONTHS ENDED JUNE 30              SIX MONTHS ENDED JUNE 30
                                                       ----------------------------------       ------------------------------
(Cdn$ millions)                                              2004             2003                  2004            2003
------------------------------------------------------------------------------------------------------------------------------
Production (mboe/d) (1)
       Before Royalties                                       240              280                    249            272
       After Royalties                                        167              195                    172            186
Net Sales                                                     779              726                  1,522          1,532
Cash Flow from Operations (2)                                 428              452                    845          1,015
       Per Common Share ($/share)                            3.32             3.53                   6.57           7.96
Net Income                                                    143              263                    335            514
       Per Common Share ($/share)                            1.11             2.05                   2.60           4.00
Capital Expenditures                                          348              318                    691            811
Net Debt (3)                                                1,553            2,206                  1,553          2,206
Average Cdn$/US$ exchange rate                              $0.74            $0.69                  $0.75          $0.67
------------------------------------------------------------------------------------------------------------------------------

(1) 2003 production includes 9 mboe/d before royalties (7 mboe/d after royalties) for Canadian production sold in September 2003
(2) For reconciliation of this non-GAAP measure, see Cash Flow from Operations on pg. 6
(3)  Including preferred and subordinated securities


CALGARY, ALBERTA, JULY 15, 2004 - Nexen had another quarter of strong earnings and cash flow. This was driven by high commodity prices and attractive margins, offset by a stronger Canadian dollar and lower production in Yemen, the US Gulf of Mexico and Canada.

Our cash flow and earnings were impacted by a reduced contribution by marketing during the quarter. This largely reflects the accounting treatment of natural gas storage positions held by our marketing group. Accounting rules require that losses on financial positions which offset natural gas in storage be expensed during the quarter, while the gains on these inventory positions are not recognized until the gas is withdrawn from storage. At quarter-end, we had unrecognized gains of $21 million on the 20 billion cubic feet of natural gas held in storage.

As approved by our shareholders in May, our stock option plan converted to a tandem option plan. In the second quarter, we recognized a one-time non-cash expense of $54 million (after tax) on the conversion of this plan.

Operating costs increased 14% to $6.06 per boe compared to the second quarter of 2003 due to higher water-handling and disposal costs, coupled with increased maintenance and workover activity in Yemen; and lower production and unplanned maintenance offshore Australia. We expect operating costs to decrease in the second half of the year as we add new production in the Gulf of Mexico. Although operating costs increased in the second quarter, we continue to expect to deliver 10% growth in cash flow per year, between 2002 and 2004, assuming constant prices and volumes.

"If oil prices average US$30 per barrel and natural gas prices average US$4.25 per mmbtu during the second half of the year, we expect cash flow for the year of approximately $1.7 billion, and a modest increase in our net debt," commented Charlie Fischer, Nexen's President and Chief Executive Officer. "At current prices, we expect to further reduce our debt this year. This is important as we continue to develop our Long Lake Synthetic Crude Oil project."

SECOND QUARTER PRODUCTION

                                    PRODUCTION BEFORE ROYALTIES                            PRODUCTION AFTER ROYALTIES
                          -----------------------------------------------------------------------------------------------------
Crude Oil, NGLs and
Natural Gas (mboe/d)              Q2 2004                Q1 2004                         Q2 2004                Q1 2004
-------------------------------------------------------------------------------------------------------------------------------
Yemen                               106                    114                             54                     54
Canada                               61                     62                             48                     49
United States                        48                     55                             42                     47
Other Countries                       8                      9                              7                      8
Syncrude                             17                     18                             16                     18
                          -----------------------------------------------------------------------------------------------------
Total                               240                    258                            167                    176
-------------------------------------------------------------------------------------------------------------------------------

Yemen produced 106,100 bbls/d in the second quarter of 2004. Production was impacted by declines and lower than expected productivity from wells drilled this year. An additional service rig will be added to the program in order to meet the demands of ongoing field maintenance.

Offshore Australia, the Buffalo field was shut-in May 28th because of damage to a production vessel. This field will be brought back on stream in late July. This will restore over 3,000 bbls/d of production until the facilities are decommissioned in November this year.

The Gulf of Mexico produced 48,100 boe/d in the second quarter. Incremental oil production from new wells at Gunnison was offset by lower oil production at Aspen where increased water production from Aspen-1 affected volumes. We plan to remediate this well later this summer to reduce water production. Natural gas production was impacted by base declines at Vermilion 76 in the shallow-water and the sanding-off of a high rate well at Gunnison in early May. The Gunnison well had been performing above expectation and was scheduled for re-completion in the fourth quarter of 2004. It will now be re-completed in July. Our business plan on the shelf is to exploit mature assets. Historically, we have offset base declines through drilling. The timing of our shelf drilling program prevented this until late in the second quarter.

Our current production in the Gulf of Mexico is approximately 63,000 boe/d following the tie-in of an updip development well at Aspen and the tie-in of successful development wells at West Cameron 170, Vermilion 302, and Gunnison. In the second half, we will see further increases in our shallow-water production from drilling at Vermilion 76, Vermilion 302 and re-completions at West Cameron 170. In the deep water, we will work-over Aspen-1 to reduce water production and at Gunnison, we will tie-in the final three development wells and re-complete the shut-in well. We continue to expect the Gulf of Mexico to exit the year producing at approximately 75,000 boe/d.

"Current corporate production is over 250,000 boe/d and the second half of the year will see our overall production grow," said Fischer. "However, factoring in second quarter results for the Gulf of Mexico and Yemen, we will likely be at or slightly below the lower end of our guidance range of 255,000 to 275,000 boe/d for the full year."

YEMEN - EAST AL HAJR (BLOCK 51) DEVELOPMENT UNDERWAY

Development of our BAK-A field on East Al Hajr (Block 51) in Yemen is on schedule to commence early production in late 2004. To date, 16 of the 17 planned development wells have been drilled. The final one will be drilled in the third quarter. Contracts are currently being awarded for construction of the central processing facility, gathering system, and pipeline tieback to our Masila export system. Pipeline construction began last month. Full production from BAK-A is expected to commence during the second quarter of 2005 at 25,000 bbls/d. We have an 87.5% interest in East Al Hajr.

One exploration well was drilled on Block 51 during the quarter. The well will be tested at a future date. We plan to drill five additional independent prospects this year with the next exploration well to start drilling early in the third quarter.

ATHABASCA OIL SANDS - LONG LAKE SYNTHETIC CRUDE OIL PROJECT ON TRACK

Our Long Lake Synthetic Crude Oil project remains on schedule and on budget. We have focussed on purchasing major equipment, materials and services; developing detailed schedules; site clearing and civil engineering work; and completing detailed engineering work.

Flint Infrastructure Services Ltd. and Ledcor Projects Inc. are the prime construction contractors for the project. To date, over 80% of the major equipment for the steam-assisted-gravity-drainage (SAGD) production facilities and over 45% of the equipment for the upgrader have been purchased. Site clearing has been completed and rough grading is underway. Drilling of 65 SAGD well pairs for the project will start in the third quarter of 2004. Fabrication of the more than 700 equipment modules required by the project begins in the fourth quarter, with on-site mechanical work commencing in the first quarter of 2005.

The Long Lake project will develop and upgrade bitumen into a high-quality, light, sweet, premium synthetic crude (PSC) oil. SAGD bitumen production is expected to commence in 2006, with 60,000 bbls/d of upgraded PSC oil production (30,000 net to Nexen) beginning in 2007. This project is the first phase in the development of our bitumen assets at Long Lake.

"Long Lake is a key part of our strategy to developing a stable, high value production base in North America," explained Fischer.

GULF OF MEXICO EXPLORATION

We expect to drill a number of high-potential exploration wells in the Gulf of Mexico in the second half of the year. These include prospects at Crested Butte, three miles northwest of our Aspen field; Anduin in the Mississippi Canyon; and a deep-shelf test at Main Pass 240. We are finalizing our technical evaluation of a number of additional deep-shelf gas prospects and expect to begin drilling four or more of these before year-end.

"All of these prospects are exciting opportunities, featuring relatively short-cycle times from discovery to production," said Fischer.

In March, we acquired a 13.34% interest in the Tobago prospect. Tobago is located in 7,500 feet of water on Alaminos Canyon Block 859 and the east half of Block 858, between the Great White and Trident discoveries. The discovery well, which has been temporarily plugged and abandoned, encountered 50 feet of net pay. We expect Tobago to be part of a future Alaminos Canyon regional development.

WEST AFRICA EXPLORATION

Offshore Nigeria, the Usan West-1 exploration well located on OPL-222 commenced drilling on May 17th. This well is four miles west of the main Usan field and is testing a separate structure. Results are expected during the third quarter. We anticipate two additional wells will be drilled on the block this year. We are working with our partners to finalize a field development plan for Usan by year-end.

On OML-115, we will spud our Ameena prospect in mid-August, and if successful, we will move the rig and drill an appraisal well. Ameena is in 125 feet of water, approximately 40 miles offshore Nigeria.

On Block K, offshore Equatorial Guinea, we plan to drill two exploration prospects which are on trend with recent commercial discoveries directly to the northeast. The first well is expected to spud in September.

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.10 per common share payable October 1, 2004 to shareholders of record on September 10, 2004.

Nexen Inc. is an independent, Canadian-based global energy and chemicals company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development, a growing industrial bleaching chemicals business, and leadership in ethics, integrity and environmental protection.

For further information, please contact:

KEVIN FINN                                  GRANT DREGER, CA
Vice President, Investor Relations          Manager, Investor Relations
(403) 699-5166                              (403) 699-5273

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7

                             CONFERENCE CALL NOTICE

Date: Thursday, July 15, 2004
Time: 7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

We invite you to learn more about Nexen by joining our 2004 Q2 Conference Call. Charlie Fischer, President and CEO, and other senior executives will discuss the financial and operating results and expectations for the future.

To listen to the conference call, please call one of these two lines:

800-814-4861   (North American Toll-Free)
416-640-1907   (Toronto or International)

A replay of the call will be available from approximately 11:00 a.m. Eastern Time, July 15, 2004 until midnight, July 29, 2004 by calling 416-640-1917 and entering passcode 21055815 followed by the pound sign. A live and on demand web cast of the conference call will be available at WWW.NEXENINC.COM.


FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; THE ABILITY TO EXPLORE, DEVELOP, PRODUCE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS WHERE NEXEN CARRIES ON BUSINESS; ACTIONS BY GOVERNMENTAL AUTHORITIES INCLUDING INCREASES IN TAXES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY INSURGENT OR OTHER ARMED GROUPS OR OTHER CONFLICT. THE IMPACT OF ANY ONE FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS SUCH FACTORS ARE INTERDEPENDENT UPON OTHER FACTORS, AND MANAGEMENT'S COURSE OF ACTION WOULD DEPEND ON ITS ASSESSMENT OF THE FUTURE CONSIDERING ALL INFORMATION THEN AVAILABLE. ANY STATEMENTS AS TO POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS, CAPACITY EXPANSIONS, DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF RESERVES, FUTURE PRODUCTION RATES, CASH FLOWS AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. READERS SHOULD ALSO REFER TO ITEMS 7 AND 7A IN OUR 2003 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO U.S. INVESTORS - THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS PRESS RELEASE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES" AND "RECOVERABLE RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

CAUTIONARY NOTE TO CANADIAN INVESTORS: NEXEN IS REQUIRED TO DISCLOSE OIL AND GAS ACTIVITIES UNDER NATIONAL INSTRUMENT 51-101-- STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101). THE CANADIAN SECURITIES REGULATORY AUTHORITIES
(CSA) HAVE GRANTED US EXEMPTIONS FROM CERTAIN PROVISIONS OF NI 51-101 TO PERMIT US STYLE DISCLOSURE. THESE EXEMPTIONS WERE SOUGHT BECAUSE WE ARE A US SECURITIES AND EXCHANGE COMMISSION (SEC) REGISTRANT AND OUR SECURITIES REGULATORY DISCLOSURES, INCLUDING FORM 10K AND OTHER RELATED FORMS, MUST COMPLY WITH SEC REQUIREMENTS. OUR DISCLOSURES MAY DIFFER FROM THOSE CANADIAN COMPANIES WHO HAVE NOT RECEIVED SIMILAR EXEMPTIONS UNDER NI 51-101.

OUR PROBABLE RESERVES DISCLOSURE APPLIES THE SOCIETY OF PETROLEUM
ENGINEERS/WORLD PETROLEUM COUNCIL (SPE/WPC) DEFINITION FOR PROBABLE RESERVES. THE CANADIAN OIL AND GAS EVALUATION HANDBOOK STATES THERE SHOULD NOT BE A SIGNIFICANT DIFFERENCE IN ESTIMATED PROBABLE RESERVE QUANTITIES USING THE SPE/WPC DEFINITION VERSUS NI 51-101.

IN THIS PRESS RELEASE, WE REFER TO OIL AND GAS IN COMMON UNITS CALLED BARREL OF OIL EQUIVALENT (BOE). A BOE IS DERIVED BY CONVERTING SIX THOUSAND CUBIC FEET OF GAS TO ONE BARREL OF OIL (6MCF:1BBL). THIS CONVERSION MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION, SINCE THE 6MCF:1BBL RATIO IS BASED ON AN ENERGY EQUIVALENCY AT THE BURNER TIP AND DOES NOT REPRESENT THE VALUE EQUIVALENCY AT THE WELL HEAD.

PLEASE READ THE "SPECIAL NOTE TO CANADIAN INVESTORS" IN ITEM 7A IN OUR 2003 ANNUAL REPORT ON FORM 10-K, FOR A SUMMARY OF THE EXEMPTION GRANTED BY THE CSA AND THE MAJOR DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101. THE SUMMARY IS NOT INTENDED TO BE ALL-INCLUSIVE NOR TO CONVEY SPECIFIC ADVICE. RESERVE ESTIMATION IS HIGHLY TECHNICAL AND REQUIRES PROFESSIONAL COLLABORATION AND JUDGEMENT. THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

NEXEN INC.
FINANCIAL HIGHLIGHTS
                                                                  Three Months            Six Months
                                                                  Ended June 30          Ended June 30
(Cdn$ millions)                                                  2004      2003         2004       2003
---------------------------------------------------------------------------------------------------------
Net Sales                                                         779       726        1,522      1,532
Cash Flow from Operations (1)                                     428       452          845      1,015
     Per Common Share ($/share)                                  3.32      3.53         6.57       7.96
Net Income (1)                                                    143       263          335        514
     Per Common Share ($/share)                                  1.11      2.05         2.60       4.00
Capital Expenditures (2)                                          348       318          691        811
Net Debt (3)                                                    1,553     2,206        1,553      2,206
Common Shares Outstanding (millions of shares)                  128.9     123.3        128.9      123.3
                                                            ---------------------------------------------

(1) Includes discontinued operations as discussed in Note 10 to our Unaudited Consolidated Financial Statements.
(2) Includes $172 million for the acquisition of the 40% interest in Aspen and surrounding acreage in March 2003.
(3) Net Debt is defined as long-term debt and preferred and subordinated securities less working capital.


CASH FLOW FROM OPERATIONS (1)
                                                           Three Months              Six Months
                                                           Ended June 30           Ended June 30
(Cdn$ millions)                                           2004      2003          2004       2003
--------------------------------------------------------------------------------------------------
Cash Flow from Operations
Oil and Gas
     Yemen (2)                                             142       120           274       275
     Canada (3)                                            106       127           197       288
     United States                                         163       179           318       338
     Australia                                               6         9            18        24
     Other Countries                                        12         8            17        16
     Marketing                                             (16)       --             3        54
     Syncrude                                               45        22            89        53
                                                     ---------------------------------------------
                                                           458       465           916     1,048
Chemicals                                                   20        22            40        39
                                                     ---------------------------------------------
                                                           478       487           956     1,087
Interest and Other Corporate Items                         (44)      (35)          (98)      (67)
Income Taxes (4)                                            (6)       --           (13)       (5)
                                                     ---------------------------------------------
Cash Flow from Operations (1)                              428       452           845     1,015
                                                     =============================================

(1) Defined as cash generated from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

                                                                               Three Months           Six Months
                                                                               Ended June 30         Ended June 30
(Cdn$ millions)                                                              2004         2003       2004       2003
---------------------------------------------------------------------------------------------------------------------
Cash Flow from Operating Activities                                           296          464        855        946
Changes in Non-Cash Working Capital                                            79          (26)       (41)        40
Other                                                                          53           14         31         29
                                                                     ------------------------------------------------
Cash Flow from Operations                                                     428          452        845      1,015
Less: Dividends on Preferred Securities                                        --          (16)        (3)       (34)
                                                                     ------------------------------------------------
Cash Flow from Operations Available to Common Shareholders                    428          436        842        981
                                                                     ================================================

Weighted-average Number of Common Shares Outstanding
(millions of shares)                                                        128.8        123.3      128.2      123.2
                                                                     ------------------------------------------------
Cash Flow from Operations Per Common Share ($/share)                         3.32         3.53       6.57       7.96
                                                                     ================================================

(2) After in-country cash taxes of $57 million for the three months ended June 30, 2004 (2003 - $48 million) and $103 million for the six months ended June 30, 2004 (2003 - $99 million).
(3) Includes discontinued operations as discussed in Note 10 to our Unaudited Consolidated Financial Statements.
(4)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES)

                                                         Three Months            Six Months
                                                         Ended June 30          Ended June 30
                                                       2004         2003       2004        2003
------------------------------------------------------------------------------------------------
Oil and Liquids (mbbls/d)
    Yemen                                             106.1        118.7       110.1      117.4
    Canada (1)                                         37.1         50.6        36.9       49.9
    United States                                      25.8         31.4        26.3       26.6
    Australia                                           2.4          5.8         3.4        6.9
    Other Countries                                     5.2          6.0         5.0        6.1
    Syncrude                                           16.6         15.2        17.4       14.4
                                                 -----------------------------------------------
                                                      193.2        227.7       199.1      221.3
                                                 -----------------------------------------------
Natural Gas (mmcf/d)
    Canada (1)                                          145          159         147        160
    United States                                       134          157         150        146
                                                 -----------------------------------------------
                                                        279          316         297        306
                                                 -----------------------------------------------

Total (mboe/d)                                          240          280         249        272
                                                 ===============================================


PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                         Three Months            Six Months
                                                         Ended June 30          Ended June 30
                                                       2004         2003        2004       2003
------------------------------------------------------------------------------------------------
Oil and Liquids (mbbls/d)
    Yemen                                              54.1         59.3        54.1       57.4
    Canada (1)                                         28.8         39.1        28.7       38.2
    United States                                      22.7         28.0        23.1       23.5
    Australia                                           2.3          5.7         3.3        6.1
    Other Countries                                     4.7          4.7         4.5        5.0
    Syncrude                                           16.4         15.1        17.3       14.3
                                                 -----------------------------------------------
                                                      129.0        151.9       131.0      144.5
                                                 -----------------------------------------------
Natural Gas (mmcf/d)
    Canada (1)                                          117          124         118        124
    United States                                       114          132         128        123
                                                 -----------------------------------------------
                                                        231          256         246        247
                                                 -----------------------------------------------

Total (mboe/d)                                          167          195         172        186
                                                 ===============================================

Note:

(1) 2003 includes production from discontinued operations as discussed in Note 10 to our Unaudited Consolidated Financial Statements.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                                 TOTAL
                                                     Quarters - 2004                Quarters - 2003               YEAR
                                                  ----------------------------------------------------------------------
(all dollar amounts in Cdn $ unless noted)             1st       2nd       1st       2nd       3rd       4th      2003
------------------------------------------------------------------------------------------------------------------------
PRICES:
WTI Oil (US $/bbl)                                   35.15     38.32     33.86      28.91     30.20     31.18     31.04
Nexen Average - Oil (Cdn $/bbl)                      40.22     44.75     44.93      35.24     36.70     35.56     38.04
NYMEX Gas (US $/mmbtu)                                5.73      6.16      6.32       5.74      4.92      5.42      5.60
Nexen Average - Gas (Cdn $/mcf)                       6.63      7.17      8.35       7.18      6.01      5.91      6.85
------------------------------------------------------------------------------------------------------------------------

NETBACKS:
CANADA - LIGHT OIL AND NGLS
Sales (mbbls/d)                                       12.4      13.6      22.1       24.7      19.9      13.7      20.1

Price Received ($/bbl)                               41.31     46.37     46.12      35.84     37.06     35.74     38.92
Royalties & Other                                     9.41     10.60     12.15       9.24     10.17      7.68     10.00
Operating Costs                                       9.09      6.52      6.87       5.84      5.69      5.85      6.09
------------------------------------------------------------------------------------------------------------------------
Netback                                              22.81     29.25     27.10      20.76     21.20     22.21     22.83
------------------------------------------------------------------------------------------------------------------------

CANADA - HEAVY OIL
Sales (mbbls/d)                                       23.7      22.9      27.1       25.9      26.3      25.6      26.2

Price Received ($/bbl)                               27.92     30.12     34.06      26.27     26.52     22.77     27.46
Royalties & Other                                     6.00      6.73      8.41       5.96      6.22      5.16      6.45
Operating Costs                                       9.98     10.44      8.28       8.77      9.31      9.08      8.84
------------------------------------------------------------------------------------------------------------------------
Netback                                              11.94     12.95     17.37      11.54     10.99      8.53     12.17
------------------------------------------------------------------------------------------------------------------------

CANADA - TOTAL OIL
Sales (mbbls/d)                                       36.1      36.5      49.2       50.6      46.2      39.3      46.3

Price Received ($/bbl)                               32.51     36.18     39.48      30.95     31.07     27.28     32.37
Royalties & Other                                     7.21      8.19     10.09       7.56      7.95      6.08      8.02
Operating Costs                                       9.68      8.98      7.62       7.34      7.75      7.95      7.65
------------------------------------------------------------------------------------------------------------------------
Netback                                              15.62     19.01     21.77      16.05     15.37     13.25     16.70
------------------------------------------------------------------------------------------------------------------------

CANADA - NATURAL GAS
Sales (mmcf/d)                                         149       145       161        159       155       156       158

Price Received ($/mcf)                                5.59      5.97      6.77       5.85      5.14      4.85      5.64
Royalties & Other                                     1.10      1.11      1.39       1.19      0.96      0.92      1.12
Operating Costs                                       0.59      0.69      0.41       0.51      0.60      0.55      0.52
------------------------------------------------------------------------------------------------------------------------
Netback                                               3.90      4.17      4.97       4.15      3.58      3.38      4.00
------------------------------------------------------------------------------------------------------------------------

YEMEN
Sales (mbbls/d)                                      115.3     105.6     116.1      117.5     115.7     116.3     116.4

Price Received ($/bbl)                               41.88     45.88     45.69      35.86     38.25     38.13     39.45
Royalties & Other                                    22.10     22.53     23.87      17.96     19.40     18.79     19.98
Operating Costs                                       2.72      2.55      2.03       2.02      2.12      2.48      2.16
In-country Taxes                                      4.41      5.88      4.91       4.48      4.73      4.79      4.73
------------------------------------------------------------------------------------------------------------------------
Netback                                              12.65     14.92     14.88      11.40     12.00     12.07     12.58
------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                                                                  TOTAL
                                                     Quarters - 2004                Quarters - 2003                YEAR
                                                  ----------------------------------------------------------------------
(all dollar amounts in Cdn $ unless noted)             1st       2nd       1st        2nd       3rd       4th      2003
------------------------------------------------------------------------------------------------------------------------
UNITED STATES
Oil:
   Sales (mbbls/d)                                    26.5      25.8      21.7       31.4      31.3      28.5      28.3
   Price Received ($/bbl)                            38.99     46.31     46.00      36.28     36.03     34.79     37.68
Gas:
   Sales (mmcf/d)                                      167       134       135        157       144       143       145
   Price Received ($/mcf)                             7.63      8.47     10.22       8.55      6.95      7.06      8.16
Total Sales Volume (mboe/d)                           54.4      48.1      44.2       57.6      55.3      52.3      52.5

Price Received ($/boe)                               42.47     48.38     53.82      43.07     38.49     38.25     42.88
Royalties & Other                                     5.90      6.98      7.83       5.89      5.14      5.13      5.91
Operating Costs                                       4.13      4.84      5.32       4.63      3.93      4.14      4.49
------------------------------------------------------------------------------------------------------------------------
Netback                                              32.44     36.56     40.67      32.55     29.42     28.98     32.48
------------------------------------------------------------------------------------------------------------------------

AUSTRALIA
Sales (mbbls/d)                                        7.5       4.8       7.9        5.2       4.7        --       4.4

Price Received ($/bbl)                               42.60     49.84     48.13      36.53     42.09        --     43.14
Royalties & Other                                     2.11      2.28      8.83      (0.24)     0.41        --      3.44
Operating Costs                                      22.88     34.28     17.60      19.31     19.47        --     18.60
------------------------------------------------------------------------------------------------------------------------
Netback                                              17.61     13.28     21.70      17.46     22.21        --     21.10
------------------------------------------------------------------------------------------------------------------------

OTHER COUNTRIES
Sales (mbbls/d)                                        4.1       5.8       5.1        6.7       5.2       4.8       5.4

Price Received ($/bbl)                               37.07     44.75     48.84      34.74     36.03     34.46     38.22
Royalties & Other                                     1.73      4.94     11.39       4.52      3.14      4.16      5.69
Operating Costs                                       2.70      6.28      8.02       8.81      6.45      6.14      7.47
------------------------------------------------------------------------------------------------------------------------
Netback                                              32.64     33.53     29.43      21.41     26.44     24.16     25.06
------------------------------------------------------------------------------------------------------------------------

SYNCRUDE
Sales (mbbls/d)                                       18.3      16.6      13.6       15.2      17.5      14.8      15.3

Price Received ($/bbl)                               45.54     52.46     51.84      42.26     41.36     39.22     43.36
Royalties & Other                                     0.45      0.52      0.52       0.42      0.59      0.39      0.48
Operating Costs (2)                                  17.41     20.01     24.91      24.04     17.06     23.00     21.96
------------------------------------------------------------------------------------------------------------------------
Netback                                              27.68     31.93     26.41      17.80     23.71     15.83     20.92
------------------------------------------------------------------------------------------------------------------------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                           260.5     241.5     262.9      279.3     270.4     253.5     266.6

Price Received ($/boe)                               40.11     44.41     45.84      36.71     36.59     35.54     38.63
Royalties & Other                                    12.76     13.34     15.10      10.95     11.36     11.25     12.14
Operating Costs (2)                                   5.67      6.06      5.46       5.31      4.94      4.88      5.19
In-country Taxes                                      1.95      2.57      2.16       1.88      2.02      2.20      2.06
------------------------------------------------------------------------------------------------------------------------
Netback                                              19.73     22.44     23.12      18.57     18.27     17.21     19.24
------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.
(2) We computed our netback for Syncrude excluding research and development costs. Previously, we included these costs as operating costs.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions, except per share amounts

                                                                                Three Months               Six Months
                                                                                Ended June 30              Ended June 30
                                                                             2004          2003          2004         2003
---------------------------------------------------------------------------------------------------------------------------
                                                                                       Restated                   Restated
                                                                                     for Change                 for Change
                                                                                             in                         in
                                                                                     Accounting                 Accounting
                                                                                     Principles                 Principles
                                                                                         Note 1                     Note 1
REVENUES
    Net Sales                                                                 779           726         1,522        1,532
    Marketing and Other (Note 9)                                              134           145           292          320
                                                                      -----------------------------------------------------
                                                                              913           871         1,814        1,852
                                                                      -----------------------------------------------------
EXPENSES
    Operating                                                                 196           190           391          386
    Transportation and Other                                                  136           118           267          250
    General and Administrative (Note 6)                                       130            45           190           82
    Depreciation, Depletion and Amortization (Note 1)                         178           193           360          376
    Exploration                                                                26            39            54           79
    Interest (Note 4)                                                          38            25            80           53
                                                                      -----------------------------------------------------
                                                                              704           610         1,342        1,226
                                                                      -----------------------------------------------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                         209           261           472          626
                                                                      -----------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                                    63            48           116          104
    Future                                                                      3           (45)           21           20
                                                                      -----------------------------------------------------
                                                                               66             3           137          124
                                                                      -----------------------------------------------------

NET INCOME FROM CONTINUING OPERATIONS                                         143           258           335          502
    Net Income from Discontinued Operations (Note 10)                          --             5            --           12

                                                                      -----------------------------------------------------

NET INCOME                                                                    143           263           335          514
    Dividends on Preferred Securities, Net of Income Taxes                     --            10             2           21
                                                                      -----------------------------------------------------

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS                                143           253           333          493
                                                                      =====================================================

EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS ($/share)
    Basic (Note 7)                                                            1.11         2.01          2.60         3.90
                                                                      =====================================================

    Diluted (Note 7)                                                          1.09         2.00          2.56         3.87
                                                                      =====================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 7)                                                            1.11         2.05          2.60         4.00
                                                                      =====================================================

    Diluted (Note 7)                                                          1.09         2.04          2.56         3.97
                                                                      =====================================================


See accompanying notes to the unaudited consolidated financial statements.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
Cdn$ millions, except share amounts

                                                                           June 30      December 31
                                                                              2004             2003
----------------------------------------------------------------------------------------------------
                                                                                       Restated for
                                                                                          Change in
                                                                                         Accounting
                                                                                         Principles
                                                                                             Note 1
ASSETS
    CURRENT ASSETS
      Cash and Short-Term Investments                                          839            1,087
      Accounts Receivable (Note 2)                                           1,590            1,423
      Inventories and Supplies (Note 3)                                        350              270
      Other                                                                     24               79
                                                                        ----------------------------
        Total Current Assets                                                 2,803            2,859
                                                                        ----------------------------

    PROPERTY, PLANT AND EQUIPMENT (Note 1)
      Net of Accumulated Depreciation, Depletion and
           Amortization of $5,366 (December 31, 2003 - $4,907)               4,909            4,550
    GOODWILL                                                                    36               36
    FUTURE INCOME TAX ASSETS                                                    91              108
    DEFERRED CHARGES AND OTHER ASSETS                                          149              153
                                                                        ----------------------------

                                                                             7,988            7,706
                                                                        ============================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current Portion of Long-Term Debt (Note 4)                                --              291
      Accounts Payable and Accrued Liabilities                               1,707            1,404
      Accrued Interest Payable                                                  37               44
      Dividends Payable                                                         13               12
                                                                        ----------------------------
        Total Current Liabilities                                            1,757            1,751
                                                                        ----------------------------

    LONG-TERM DEBT (Note 4)                                                  2,566            2,485
    FUTURE INCOME TAX LIABILITIES (Note 1)                                     707              707
    ASSET RETIREMENT OBLIGATIONS (Note 1)                                      318              305
    DEFERRED CREDITS AND LIABILITIES                                           112               68
    SHAREHOLDERS' EQUITY (Note 6)
      Preferred and Subordinated Securities                                     33              364
      Common Shares, no par value
        Authorized:        Unlimited
        Outstanding:       2004 - 128,870,800 shares
                           2003 - 125,606,107 shares                           622              513
      Contributed Surplus                                                       --                1
      Retained Earnings (Note 1)                                             1,972            1,631
      Cumulative Foreign Currency Translation Adjustment                       (99)            (119)
                                                                        ----------------------------
        Total Shareholders' Equity                                           2,528            2,390
                                                                        ----------------------------

COMMITMENTS AND CONTINGENCIES (Note 11)
                                                                             7,988            7,706
                                                                        ============================


See accompanying notes to the unaudited consolidated financial statements.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
Cdn$ millions

                                                                               Three Months               Six Months
                                                                               Ended June 30              Ended June 30
                                                                            2004            2003         2004          2003
----------------------------------------------------------------------------------------------------------------------------
                                                                                    Restated for               Restated for
                                                                                       Change in                  Change in
                                                                                      Accounting                 Accounting
                                                                                      Principles                 Principles
                                                                                          Note 1                     Note 1
 OPERATING ACTIVITIES
    Net Income from Continuing Operations                                    143             258          335           502
    Net Income from Discontinued Operations                                   --               5           --            12
    Charges and Credits to Income not Involving Cash (Note 8)                259             150          456           422
    Exploration Expense                                                       26              39           54            79
    Changes in Non-Cash Working Capital (Note 8)                            (164)             26          (44)          (40)
    Other                                                                     32             (14)          54           (29)
                                                                        -----------------------------------------------------
                                                                             296             464          855           946

FINANCING ACTIVITIES
    Proceeds from (Repayment of) Term Credit Facilities, Net                  --             (24)          --           100
    Repayment of Long-Term Debt (Note 4)                                      --              --         (300)           --
    Proceeds from (Repayment of) Short-Term Borrowings, Net                   --             (13)          --             1
    Redemption of Preferred Securities (Note 6)                               --              --         (289)           --
    Dividends on Preferred Securities                                         --             (16)          (3)          (34)
    Dividends on Common Shares                                               (13)             (9)         (26)          (18)
    Issue of Common Shares                                                    27               5          109            10
                                                                        -----------------------------------------------------
                                                                              14             (57)        (509)           59

INVESTING ACTIVITIES
    Capital Expenditures
      Exploration and Development                                           (323)           (309)        (655)         (634)
      Proved Property Acquisitions                                            --              --           --          (164)
      Chemicals, Corporate and Other                                         (25)             (9)         (36)          (13)
    Proceeds on Disposition of Assets                                          4              --            4            --
    Changes in Non-Cash Working Capital (Note 8)                              54             (28)          62           (31)
    Other                                                                    (14)             --          (14)           --
                                                                        -----------------------------------------------------
                                                                            (304)           (346)        (639)         (842)


EFFECT OF EXCHANGE RATE CHANGES ON CASH
    AND SHORT-TERM INVESTMENTS                                                33             (65)          45          (130)
                                                                        -----------------------------------------------------

INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS                        39              (4)        (248)           33

CASH AND SHORT-TERM INVESTMENTS - BEGINNING OF PERIOD                        800              96        1,087            59
                                                                        -----------------------------------------------------

CASH AND SHORT-TERM INVESTMENTS - END OF PERIOD                              839              92          839            92
                                                                        ======================================================


See accompanying notes to the unaudited consolidated financial statements.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND JUNE 30, 2003
Cdn$ millions

                                                                                                                   Cumulative
                                                       Preferred                                                      Foreign
                                                             and                                                     Currency
                                                    Subordinated         Common   Contributed        Retained     Translation
                                                      Securities         Shares       Surplus        Earnings      Adjustment
------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Restated for
                                                                                                    Change in
                                                                                                   Accounting
                                                                                                   Principles
                                                                                                       Note 1
DECEMBER 31, 2003                                            364            513             1           1,659            (119)
    Retroactive Adjustment for Change in
      Accounting Principles (Note 1)                          --             --            --             (28)             --
    Exercise of Stock Options                                 --             89            --              --              --
    Issue of Common Shares                                    --             20            --              --              --
    Redemption of Preferred Securities (Note 6)             (331)            --            --              --              --
    Gain on Redemption of Preferred Securities,
      Net of Income Taxes (Note 6)                            --             --            --              34              --
    Net Income                                                --             --            --             335              --
    Dividends on Preferred Securities,
      Net of Income Taxes                                     --             --            --              (2)             --
    Dividends on Common Shares                                --             --            --             (26)             --
    Modification of Stock Options
      to Tandem Options (Note 6)                              --             --            (1)             --              --
    Translation Adjustment,
      Net of Income Taxes                                     --             --            --              --              20
                                                   ---------------------------------------------------------------------------
JUNE 30, 2004                                                 33            622            --           1,972             (99)
                                                   ===========================================================================


DECEMBER 31, 2002                                            724            440            --           1,069             115
    Retroactive Adjustment for Change in
      Accounting Principles (Note 1)                          --             --            --             (28)             --
    Exercise of Stock Options                                 --              2            --              --              --
    Issue of Common Shares                                    --              8            --              --              --
    Net Income                                                --             --            --             514              --
    Dividends on Preferred Securities,
      Net of Income Taxes                                     --             --            --             (21)             --
    Dividends on Common Shares                                --             --            --             (18)             --
    Translation Adjustment,
      Net of Income Taxes                                     --             --            --              --            (172)
                                                   ---------------------------------------------------------------------------
JUNE 30, 2003                                                724            450            --           1,516             (57)
                                                   ===========================================================================


See accompanying notes to the unaudited consolidated financial statements.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions except as noted


1.   ACCOUNTING POLICIES

The Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and US GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 14. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at June 30, 2004 and the results of our operations and our cash flows for the three and six months ended June 30, 2004 and 2003.

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates, including those related to litigation, asset retirement obligations, income taxes and determination of proved reserves, on an ongoing basis. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three months and six months ended June 30, 2004 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2004.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2003 Annual Report on Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2003 Annual Report on Form 10-K.


CHANGE IN ACCOUNTING PRINCIPLES

ASSET RETIREMENT OBLIGATIONS

On January 1, 2004, we retroactively adopted the Canadian Institute of Chartered Accountants standard S.3110, ASSET RETIREMENT OBLIGATIONS. This new standard requires recognition of a liability for the future retirement obligations associated with our property, plant and equipment, which includes oil and gas wells and facilities, and chemicals plants. The asset retirement obligation is initially measured at fair value and capitalized to property, plant and equipment as an asset retirement cost. The asset retirement obligation accretes until the time the retirement obligation is expected to settle while the asset retirement cost is amortized over the useful life of the underlying property, plant and equipment.

The amortization of the asset retirement cost and the accretion of the asset retirement obligation are included in depreciation, depletion and amortization (DD&A). Actual retirement costs are recorded against the obligation when incurred. Any difference between the recorded asset retirement obligation and the actual retirement costs incurred is recorded as a gain or loss in the period of settlement.

Our total estimated undiscounted asset retirement obligations amount to $512 million ($514 million - December 31, 2003). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted risk-free rate of 5.6%. Approximately $73 million included in our asset retirement obligations will be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

We own interests in assets for which the fair value of the asset retirement obligation cannot be reasonably determined because the assets currently have an indeterminate life. These assets include our interest in a gas plant and our interest in Syncrude's upgrader and sulphur inventory. The asset retirement obligation for these assets will be recorded in the first year in which the lives of the assets are determinable.

We previously provided for dismantlement and site restoration costs on our oil and gas wells and facilities, and chemicals plants based on estimates established by current legislation and industry practices. We recorded a provision for these costs in DD&A based on proved reserves or estimated remaining asset lives. Upon adoption of the new standard, accounting rules require us to restate all prior periods presented to give effect to the change in accounting principles. The impact on net income for the three and six months ended June 30, 2003 and the impact on our Audited Consolidated Balance Sheet at December 31, 2003, is shown below:

UNAUDITED CONSOLIDATED STATEMENT OF INCOME FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003

                                                                               Three Months      Six Months
-------------------------------------------------------------------------------------------------------------
Depletion, Depreciation and Amortization as Reported                                    193             376
    Less: Dismantlement and Site Restoration                                             (9)            (17)
    Plus: Asset Retirement Cost Amortization                                              4               8
    Plus: Asset Retirement Obligation Accretion                                           5               9
                                                                             --------------------------------
Depletion, Depreciation and Amortization as Restated                                    193             376
                                                                             ================================

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2003
                                                                As Reported          Change      As Restated
-------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                         4,469              81           4,550
Asset Retirement Obligations                                             --             305             305
Dismantlement and Site Restoration                                      179            (179)             --
Future Income Tax Liabilities                                           724             (17)            707
Retained Earnings                                                     1,659             (28)          1,631
                                                           --------------------------------------------------

RECLASSIFICATION

Certain comparative figures have been reclassified to ensure consistency with current year presentation.

2.   ACCOUNTS RECEIVABLE

                                                                                   June 30      December 31
                                                                                      2004             2003
------------------------------------------------------------------------------------------------------------
Trade
    Marketing                                                                        1,216           1,078
    Oil and Gas                                                                        286             263
    Chemicals and Other                                                                 57              47
                                                                             -------------------------------
                                                                                     1,559           1,388
Non-Trade                                                                               47              50
                                                                             -------------------------------
                                                                                     1,606           1,438
Allowance for Doubtful Accounts                                                        (16)            (15)
                                                                             -------------------------------
                                                                                     1,590           1,423
                                                                             ===============================


3.   INVENTORIES AND SUPPLIES

                                                                                   June 30      December 31
                                                                                      2004             2003
------------------------------------------------------------------------------------------------------------
Finished Products
    Marketing                                                                          188             138
    Oil and Gas                                                                          5              16
    Chemicals and Other                                                                  7              12
                                                                             -------------------------------
                                                                                       200             166
Work in Process                                                                          7               6
Field Supplies                                                                         143              98
                                                                             -------------------------------
                                                                                       350             270
                                                                             ===============================

4.   LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                                    June 30      December 31
                                                                                       2004             2003
-------------------------------------------------------------------------------------------------------------
Unsecured Syndicated Term Credit Facilities                                             --               --
Unsecured Redeemable Notes, due 2004 (a)                                                --              291
Unsecured Redeemable Debentures, due 2006 (1)                                          100               98
Unsecured Redeemable Medium-Term Notes, due 2007                                       150              150
Unsecured Redeemable Medium-Term Notes, due 2008                                       125              125
Unsecured Redeemable Notes, due 2013 (US$500 million)                                  670              646
Unsecured Redeemable Notes, due 2028 (US$200 million)                                  268              258
Unsecured Redeemable Notes, due 2032 (US$500 million)                                  670              646
Unsecured Subordinated Debentures, due 2043 (US$435 million)                           583              562
                                                                             --------------------------------
                                                                                     2,566            2,776
Less: Current Portion of Long-Term Debt                                                 --             (291)
                                                                             --------------------------------
                                                                                     2,566            2,485
                                                                             ================================

Note:

(1) Includes $50 million of principal that was effectively converted through a currency exchange contract to US$37 million.


(a)  UNSECURED REDEEMABLE NOTES, DUE 2004

In February 2004, our US$225 million of notes matured and we repaid the principal at par.

(b)  INTEREST EXPENSE

                                                                   Three Months                Six Months
                                                                  Ended June 30              Ended June 30
                                                               2004          2003         2004          2003
-------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                    44           34           90           68
Other                                                              3            2            6            4
                                                        -----------------------------------------------------
Total                                                             47           36           96           72
   Less: Capitalized                                              (9)         (11)         (16)         (19)
                                                        -----------------------------------------------------
                                                                  38           25           80           53
                                                        =====================================================

Capitalized interest relates to and is included as part of the cost of oil and gas properties. The capitalization rates are based on our weighted-average cost of borrowings.

5.   DERIVATIVE INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

(a)  CARRYING VALUE AND ESTIMATED FAIR VALUE OF DERIVATIVE INSTRUMENTS

The carrying value, fair value, and unrecognized gains or losses on our outstanding derivatives and long-term financial assets and liabilities are:

Cdn$ millions                                                 JUNE 30, 2004                        DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------------------------------
                                                  Carrying      Fair    Unrecognized      Carrying      Fair     Unrecognized
Net Assets/(Liabilities)                             Value     Value     Gain/(Loss)         Value     Value      Gain/(Loss)
                                                 ------------------------------------    -------------------------------------
Commodity Price Risk -
    Non-Trading Activities
      Future Sale of Oil and Gas
        Production                                      --        --              --            --        (3)              (3)

Commodity Price Risk -
    Trading Activities
      Crude Oil and Natural Gas                         70        70              --           101       101               --
      Future Sale of Gas Inventory                      --        --              --            --       (11)             (11)

Foreign Currency Risk                                    2         2              --             5         4               (1)
                                                 ---------- --------- ---------------    ---------- --------- ----------------
      Total Derivatives                                 72        72              --           106        91              (15)
                                                 ====================================    =====================================

Financial Assets and Liabilities
      Long-Term Debt                                (2,566)   (2,722)           (156)       (2,485)   (2,706)            (221)
      Preferred and Subordinated
        Securities                                     (33)      (34)             (1)         (364)     (319)              45
                                                 ------------------------------------    -------------------------------------
                                                    (2,599)   (2,756)           (157)       (2,849)   (3,025)            (176)
                                                 ====================================    =====================================

The estimated fair value of all derivative instruments is based on quoted market prices and, if not available, on estimates from third-party brokers or dealers. The carrying value of cash and short-term investments, amounts receivable and short-term obligations approximates their fair value because the instruments are near maturity.


(b)  COMMODITY PRICE RISK MANAGEMENT

NON-TRADING ACTIVITIES

FUTURE SALE OF OIL AND GAS PRODUCTION

In March 2003, we sold WTI and NYMEX gas forward contracts for the next 12 months to lock-in part of the return on the remaining 40% interest acquired in the Aspen field. The forward contracts fixed our oil and gas prices on the future sales at the contract prices for the hedged volumes, less applicable price differentials. These contracts expired in March 2004.

TRADING ACTIVITIES

CRUDE OIL AND NATURAL GAS

We enter into physical purchase and sales contracts as well as financial commodity contracts to enhance our price realizations and lock-in our margins. The physical and financial commodity contracts (derivative contracts) are stated at market value. The $70 million fair value of the contracts has been recognized in net income.

We have certain NYMEX futures contracts in place which effectively lock-in our margins on the future sale of our natural gas inventory in storage. To maximize sales flexibility, we have not designated these futures contracts as accounting hedges of the future sale of our inventory. We carry our marketing inventory in storage at the lower of cost and net realizable value, while our derivative contracts are stated at fair value.

In the second quarter of 2004, the fair value of our storage positions increased while the fair value of the corresponding futures contracts decreased. Losses on our undesignated futures contracts have been recognized in net income. The related increase in fair value of our inventory ($21 million at June 30, 2004) will not be recognized in net income until the inventory in storage is sold.

FUTURE SALE OF GAS INVENTORY

We have certain NYMEX futures contracts in place, which effectively lock-in our margins on the future sale of our natural gas inventory in storage. We have designated, in writing, these futures contracts as accounting hedges of the future sale of our storage inventory. As a result, gains and losses on these designated futures contracts are recognized in net income when the inventory in storage is sold. The principal terms of these outstanding contracts and the unrecognized gains and losses at June 30, 2004 are:

                                                 Hedged                            Average     Unrecognized
                                                Volumes              Month           Price      Gain/(Loss)
------------------------------------------------------------------------------------------------------------
                                                (mmcf )                         (US$/mcf )  (Cdn$ millions)
NYMEX Natural Gas Futures                         5,000      February 2005            6.49              (2)

NYMEX Natural Gas Fixed Price Swaps               1,000      December 2004            7.01              --
                                                  2,200       January 2005            7.15               1
                                                    500      February 2005            6.99               1
                                                                                                ------------
                                                                                                        --
                                                                                                ============

(c)  FOREIGN CURRENCY EXCHANGE RATE RISK

Our sales and purchases of crude oil and natural gas are generally transacted in or referenced to the US dollar, as are most of the financial commodity contracts used by our marketing group. We enter into forward contracts to sell US dollars. When combined with certain commodity sales contracts, either physical or financial, these forward contracts allow us to lock-in our margins on the future sale of crude oil and natural gas. The fair value of our US dollar forward contracts at June 30, 2004 was $2 million. This fair value has been recognized in net income and settles within one year.

(d)  TOTAL CARRYING VALUE OF DERIVATIVE ENERGY CONTRACTS

Amounts related to derivative energy contracts held by our marketing operation that have not been designated as accounting hedges have been recorded at fair value as we use mark-to-market accounting. The amounts are as follows at:

                                                                                   June 30      December 31
Cdn $millions                                                                         2004             2003
------------------------------------------------------------------------------------------------------------
Accounts Receivable                                                                    135              102
Deferred Charges and Other Assets (1)                                                   54               63
                                                                             -------------------------------
    Total Derivative Energy Contract Assets                                            189              165
                                                                             ===============================

Accounts Payable and Accrued Liabilities                                                78               34
Deferred Credits and Liabilities (1)                                                    39               25
                                                                             -------------------------------
    Total Derivative Energy Contract Liabilities                                       117               59
                                                                             ===============================

    Total Derivative Energy Contract Net Assets                                         72              106
                                                                             ===============================

Note:
(1) These derivative contracts settle beyond 12 months and are considered non-current.


6.   SHAREHOLDERS' EQUITY

(a)  PREFERRED SECURITIES

In February 2004, we redeemed our US$217 million preferred securities at par. The realized foreign exchange gain of $34 million, net of income taxes, for the difference between the carrying value and the settlement amount was included in retained earnings.

(b)  STOCK BASED COMPENSATION

In May 2004, our shareholders approved our proposal to modify our existing stock option plan to include a cash feature (tandem option plan). The tandem options give the holders a right to either purchase common shares at the exercise price or to receive cash payments equal to the excess of the market value of the common shares over the exercise price.

Similar to our stock appreciation rights, we use the intrinsic-value method to recognize compensation expense associated with our tandem options. Obligations are accrued on a graded vesting basis and represent the difference between the market value of our common shares and the exercise price of the options. The obligations are revalued each reporting period based on the change in the market value of our common shares.

Upon modification of the existing stock option plan, we are required to recognize an obligation for our tandem options. This obligation represents the difference between the market value of our common shares and the weighted-average exercise price of the options. As a result, we have recognized an obligation of $85 million for the graded vested portion of the 6.3 million outstanding options on June 30, 2004. A one-time, non-cash charge of $82 million ($54 million, net of tax) was included in general and administrative expense, net of $3 million previously expensed in respect of our original stock options. The amount previously expensed has been removed from contributed surplus.

(c)  DIVIDENDS
Dividends per common share for the three months ended June 30, 2004 were $0.10 (2003 - $0.075). Dividends per common share for the six months ended June 30, 2004 were $0.20 (2003 - $0.15).


7.   EARNINGS PER COMMON SHARE

We calculate basic earnings per common share from continuing operations using net income from continuing operations less dividends on preferred securities, net of income taxes, divided by the weighted-average number of common shares outstanding. We calculate basic earnings per common share using net income attributable to common shareholders and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share from continuing operations and diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                                   Three Months                Six Months
                                                                                  Ended June 30              Ended June 30
(millions of shares)                                                            2004          2003         2004          2003
------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                           128.8         123.3        128.2         123.2
Shares issuable pursuant to stock options                                        6.4           5.1          6.9           5.1
Shares to be purchased from proceeds of stock options                           (4.4)         (4.4)        (4.8)         (4.4)
                                                                         -------------------------- --------------------------
Weighted-average number of diluted common shares outstanding                   130.8         124.0        130.3         123.9
                                                                         =====================================================

In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2004, all options were included because their exercise price was less than the quarterly average common share market price in the period. For the three and six months ended June 30, 2003,
4.2 million options were excluded because their exercise price was greater than the quarterly average common share market price. During the periods presented, outstanding stock options were the only dilutive instrument.


8.   CASH FLOWS

(a)  CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                                    Three Months                Six Months
                                                                                   Ended June 30              Ended June 30
                                                                                 2004         2003         2004          2003
------------------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion and Amortization                                         178           193           360         376
Stock Based Compensation                                                          87             2            89           2
Future Income Taxes                                                                3           (45)           21          20
Non-Cash Items included in Discontinued Operations                                --            13            --          28
Other                                                                             (9)          (13)          (14)         (4)
                                                                         -----------------------------------------------------
                                                                                 259           150           456         422
                                                                         =====================================================

(b)  CHANGES IN NON-CASH WORKING CAPITAL

                                                                                  Three Months                Six Months
                                                                                  Ended June 30              Ended June 30
                                                                                2004         2003          2004          2003
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Accounts Receivable                                                          (266)         583          (151)         (88)
   Inventories and Supplies                                                      (61)         (66)          (77)           4
   Other Current Assets                                                            9            1            55            2
   Accounts Payable and Accrued Liabilities                                      156         (504)          138           44
   Accrued Interest Payable                                                       (2)          12            (9)          (2)
                                                                         -----------------------------------------------------
                                                                                (164)          26           (44)         (40)

Investing Activities
   Accounts Payable and Accrued Liabilities                                       54          (28)           62          (31)
                                                                         -----------------------------------------------------
Total                                                                           (110)          (2)           18          (71)
                                                                         =====================================================

(c)  OTHER CASH FLOW INFORMATION

                                                                                   Three Months                Six Months
                                                                                   Ended June 30              Ended June 30
                                                                                2004          2003          2004         2003
--------------------------------------------------------------------------------------------------- --------------------------
Interest Paid                                                                     46            22            99          72
Income Taxes Paid                                                                 66            53           115         107
                                                                         -----------------------------------------------------

9.   MARKETING AND OTHER

                                                                                    Three Months               Six Months
                                                                                   Ended June 30              Ended June 30
                                                                                 2004         2003          2004         2003
------------------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                           112           114           259          295
Interest                                                                           3             2             5            4
Foreign Exchange Gains                                                             9            13            15            4
Other (1)                                                                         10            16            13           17
                                                                         -----------------------------------------------------
                                                                                 134           145           292          320
                                                                         =====================================================

Note:

(1) Other income for the three months ended June 30, 2004 includes $7 million (2003 - $12 million) of business interruption proceeds from our insurers. The proceeds result from damage sustained in the Gulf of Mexico during tropical storm Isidore and hurricane Lili in the third and fourth quarters of 2002.

10.  DISCONTINUED OPERATIONS

On August 28, 2003, we sold certain non-core conventional light oil properties in southeast Saskatchewan in Canada. Net proceeds were $268 million and there was no gain or loss on the sale. The results of operations from these properties are detailed below and shown as discontinued operations in our Unaudited Consolidated Statement of Income.

                                                                                    Three Months               Six Months
                                                                                   Ended June 30              Ended June 30
                                                                                 2004         2003          2004         2003
------------------------------------------------------------------------------------------------------------------------------
Revenues
    Net Sales                                                                     --            24            --           52
Expenses
    Operating                                                                     --             6            --           12
    Depreciation, Depletion and Amortization                                      --             9            --           17
    Exploration                                                                   --            --            --            1
                                                                         -----------------------------------------------------
Income before Income Taxes                                                        --             9            --           22
    Future Income Taxes                                                           --             4            --           10
                                                                         -----------------------------------------------------
Net Income from Discontinued Operations                                           --             5            --           12
                                                                         =====================================================

Earnings Per Common Share ($/share)
   Basic (Note 7)                                                                  --         0.04            --         0.10
                                                                         =====================================================
   Diluted (Note 7)                                                                --         0.04            --         0.10
                                                                         =====================================================


11.  COMMITMENTS AND CONTINGENCIES

As described in Note 10 to the Audited Consolidated Financial Statements included in our 2003 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

12.  PENSION AND OTHER POST RETIREMENT BENEFITS

(a)  NET PENSION EXPENSE RECOGNIZED UNDER OUR DEFINED BENEFIT PENSION PLANS

                                                                                    Three Months               Six Months
                                                                                   Ended June 30              Ended June 30
                                                                                 2004         2003         2004          2003
------------------------------------------------------------------------------------------------------------------------------
Nexen
    Cost of Benefits Earned by Employees                                           2             2             4           4
    Interest Cost on Benefits Earned                                               3             3             6           6
    Expected Return on Plan Assets                                                (3)           (2)           (6)         (4)
    Net Amortization and Deferral                                                 --            --            --          --
                                                                         -----------------------------------------------------
    Net                                                                            2             3             4           6
                                                                         -----------------------------------------------------

Syncrude
    Cost of Benefits Earned by Employees                                           1             1             2           2
    Interest Cost on Benefits Earned                                               1             1             2           2
    Expected Return on Plan Assets                                                (1)           (1)           (2)         (2)
    Net Amortization and Deferral                                                 --            --            --          --
                                                                         -----------------------------------------------------
    Net                                                                            1             1             2           2
                                                                         -----------------------------------------------------
Total                                                                              3             4             6           8
                                                                         =====================================================

(b)  EMPLOYER FUNDING CONTRIBUTIONS

Our expected total funding contributions for 2004 disclosed in Note 11(e) to the Audited Consolidated Financial Statements in our 2003 Annual Report on Form 10-K have not changed for both our Nexen defined benefit pension plan and our share of Syncrude's defined benefit pension plan.

13.  OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Syncrude and Chemicals in various geographic locations as described in Note 15 to the Audited Consolidated Financial Statements included in our 2003 Annual Report on Form 10-K.

THREE MONTHS ENDED JUNE 30, 2004

                                                                                                                 Corporate
                                                                                                                       and
(Cdn$ millions)                                    Oil and Gas                               Syncrude(1) Chemicals    Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                                United                 Other
                                Yemen   Canada  States  Australia  Countries(2) Marketing(3)
                               --------------------------------------------------------
Net Sales                         225      157     181         21         21            3          78          93        --      779
Marketing and Other                 1        1       7         --         --          112          --           1        12(4)   134
                               -----------------------------------------------------------------------------------------------------
Total Revenues                    226      158     188         21         21          115          78          94        12      913
Less: Expenses
 Operating                         25       39      22         15          2            4          30          59        --      196
 Transportation and Other           1        4      --         --         --          116           3           9         3      136
 General and Administrative(5)      1       23      18         --         22           14          --          11        41      130
 Depreciation, Depletion and
   Amortization                    46       50      55          1          5            3           5           9         4      178
 Exploration                        1        2       6         --         17(6)        --          --          --        --       26
 Interest                          --       --      --         --         --           --          --          --        38       38
                               -----------------------------------------------------------------------------------------------------
Income (Loss) from
   Continuing Operations
    before Income Taxes           152       40      87          5        (25)         (22)         40           6       (74)     209
                               =====================================================================================================
Less: Provision for Income
 Taxes(7)                                                                                                                         66
Add: Net Income from
 Discontinued Operations                                                                                                          --
                                                                                                                              ------
Net Income                                                                                                                       143
                                                                                                                              ======

Identifiable Assets               674    1,704   1,750         38        211        1,650(8)      802         486       673    7,988
                               =====================================================================================================

Capital Expenditures
 Development and Other             58       96      66         --          9            2          48          16         7      302
 Exploration                        3        4      25         --         14           --          --          --        --       46
                               -----------------------------------------------------------------------------------------------------
                                   61      100      91         --         23            2          48          16         7      348
                               =====================================================================================================

Property, Plant and Equipment
 Cost                           2,080    3,149   2,429        209        355          155         915         802       181   10,275
 Less: Accumulated DD&A         1,638    1,562   1,039        209        230           59         148         400        81    5,366
                               -----------------------------------------------------------------------------------------------------
Net Book Value                    442    1,587   1,390         --        125           96         767         402       100    4,909
                               =====================================================================================================

Notes:

(1) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at June 30, 2004 includes mineral rights of $6 million.
(2) Includes results of operations from producing activities in Nigeria and Colombia.
(3) We are required to carry our gas inventory at the lower of cost or net realizable value. At June 30, 2004, we have unrecognized gains on this inventory of $21 million as discussed in Note 5.
(4) Includes interest income of $3 million and foreign exchange gains of $9 million.
(5) Includes a one-time charge of $82 million related to the modification of our stock option plan as discussed in Note 6.
(6) Includes exploration activities primarily in Nigeria, Colombia and Equatorial Guinea.
(7)  Includes Yemen cash taxes of $57 million.
(8) Approximately 85% of Marketing's identifiable assets are accounts receivable and inventories.

SIX MONTHS ENDED JUNE 30, 2004

                                                                                                                 Corporate
                                                                                                                       and
(Cdn$ millions)                                    Oil and Gas                               Syncrude(1) Chemicals    Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                                United                 Other
                                Yemen   Canada  States  Australia  Countries(2) Marketing(3)
                               --------------------------------------------------------
 Net Sales                        432      301     362         49         34            6         153         185        --    1,522
 Marketing and Other                2        2       7         --         --          259          --           2        20(4)   292
                               -----------------------------------------------------------------------------------------------------
 Total Revenues                   434      303     369         49         34          265         153         187        20    1,814
 Less: Expenses
  Operating                        53       79      42         31          3            8          59         116        --      391
  Transportation and Other          2        6      --         --         --          232           5          19         3      267
  General and Administrative(5)     2       35      24         --         29           25          --          17        58      190
  Depreciation, Depletion and
    Amortization                   84       99     117          9          9            5           9          19         9      360
  Exploration                       1        9      15         --         29(6)        --          --          --        --       54
  Interest                         --       --      --         --         --           --          --          --        80       80
                               -----------------------------------------------------------------------------------------------------
 Income (Loss) from
    Continuing Operations
     before Income Taxes          292       75     171          9        (36)          (5)         80          16      (130)     472
                               =====================================================================================================
 Less: Provision for Income
  Taxes(7)                                                                                                                      137
 Add: Net Income from
  Discontinued Operations                                                                                                        --
                                                                                                                             ------
 Net Income                                                                                                                     335
                                                                                                                             ======

 Identifiable Assets              674    1,704   1,750         38        211        1,650(8)      802         486       673    7,988
                               =====================================================================================================

 Capital Expenditures
  Development and Other           105      187     159         --         15            2          98          22        12      600
  Exploration                       5       12      49         --         25           --          --          --        --       91
                               -----------------------------------------------------------------------------------------------------
                                  110      199     208         --         40            2          98          22        12      691
                               =====================================================================================================

 Property, Plant and Equipment
  Cost                          2,080    3,149   2,429        209        355          155         915         802       181   10,275
  Less: Accumulated DD&A        1,638    1,562   1,039        209        230           59         148         400        81    5,366
                               -----------------------------------------------------------------------------------------------------
 Net Book Value                   442    1,587   1,390         --        125           96         767         402       100    4,909
                               =====================================================================================================

Notes:
(1) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at June 30, 2004 includes mineral rights of $6 million.
(2) Includes results of operations from producing activities in Nigeria and Colombia.
(3) We are required to carry our gas inventory at the lower of cost or net realizable value. At June 30, 2004, we have unrecognized gains on this inventory of $21 million as discussed in Note 5.
(4) Includes interest income of $5 million and foreign exchange gains of $15 million.
(5) Includes a one-time charge of $82 million related to the modification of our stock option plan as discussed in Note 6.
(6) Includes exploration activities primarily in Nigeria, Colombia and Equatorial Guinea.
(7)  Includes Yemen cash taxes of $103 million.
(8) Approximately 85% of Marketing's identifiable assets are accounts receivable and inventories.

THREE MONTHS ENDED JUNE 30, 2003 (1)

                                                                                                                 Corporate
                                                                                                                       and
(Cdn$ millions)                                    Oil and Gas                               Syncrude(2) Chemicals    Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                                 United                 Other
                                Yemen Canada(3)  States  Australia  Countries(4) Marketing
                                ----------------------------------------------------------
 Net Sales                        191      151      195         17         19            3         58          92        --      726
 Marketing and Other                3       --       13         --         --          114         --          --        15(5)   145
                                ----------------------------------------------------------------------------------------------------
 Total Revenues                   194      151      208         17         19          117         58          92        15      871
 Less: Expenses
  Operating                        21       35       25          8          6            5         34          56        --      190
  Transportation and Other          3       --        2         --         --          102          2           9        --      118
  General and Administrative        2        7        3         --          5           10         --           5        13       45
  Depreciation, Depletion and
    Amortization                   41       55       56          7         10            3          4          13         4      193
  Exploration                       1        6       18          1         13(6)        --         --          --        --       39
  Interest                         --       --       --         --         --           --         --          --        25       25
                                ----------------------------------------------------------------------------------------------------
 Income (Loss) from
    Continuing Operations
     before Income Taxes          126       48      104          1        (15)          (3)        18           9       (27)     261
                                ====================================================================================================
 Less: Provision for Income
  Taxes(7)                                                                                                                         3
 Add: Net Income from
  Discontinued Operations                                                                                                          5
                                                                                                                              ------
 Net Income                                                                                                                      263
                                                                                                                              ======

 Identifiable Assets              546    2,177    1,515         29        155        1,004(8)     621         481       230    6,758
                                ====================================================================================================

 Capital Expenditures
  Development and Other            52       41       72          1         12           --         48           3         6      235
  Exploration                       7        9       46         --         21           --         --          --        --       83
  Proved Property Acquisitions     --       --       --         --         --           --         --          --        --       --
                                ----------------------------------------------------------------------------------------------------
                                   59       50      118          1         33           --         48           3         6      318
                                ====================================================================================================

 Property, Plant and Equipment
  Cost                          1,865    3,319    2,179        210        311          156        719         769       178    9,706
  Less: Accumulated DD&A        1,489    1,282      891        196        202           48        141         369        85    4,703
                                ----------------------------------------------------------------------------------------------------
 Net Book Value                   376    2,037    1,288         14        109          108        578         400        93    5,003
                                ====================================================================================================

Notes:
(1)  Restated to give effect to a change in accounting principles (see Note 1).
(2) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at June 30, 2003 includes mineral rights of $6 million.
(3) Excludes results of our non-core conventional light oil assets in southeast Saskatchewan that were sold. These results are shown as discontinued operations (see Note 10).
(4) Includes results of operations from producing activities in Nigeria and Colombia.
(5) Includes interest income of $2 million and foreign exchange gains of $13 million.
(6)  Includes exploration activities primarily in Nigeria, Colombia and Brazil.
(7)  Includes Yemen cash taxes of $48 million.
(8) Approximately 79% of Marketing's identifiable assets are accounts receivable and inventories.

SIX MONTHS ENDED JUNE 30, 2003 (1)

                                                                                                                 Corporate
                                                                                                                       and
(Cdn$ millions)                                    Oil and Gas                               Syncrude(2) Chemicals    Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                                 United                 Other
                                Yemen Canada(3)  States  Australia  Countries(4) Marketing
                                ----------------------------------------------------------
 Net Sales                        419      331      379         45         36           11        121         190        --    1,532
 Marketing and Other                3        1       13         --         --          295         --          --         8(5)   320
                              ------------------------------------------------------------------------------------------------------
 Total Revenues                   422      332      392         45         36          306        121         190         8    1,852
 Less: Expenses
  Operating                        42       69       46         21         10           12         64         122        --      386
  Transportation and Other          3       --        3         --         --          221          4          19        --      250
  General and Administrative        3       15        6         --         10           19         --          10        19       82
  Depreciation, Depletion and
    Amortization                   83      111      105         13         16            6          7          27         8      376
  Exploration                       3       23       33          1         19(6)        --         --          --        --       79
  Interest                         --       --       --         --         --           --         --          --        53       53
                              ------------------------------------------------------------------------------------------------------
 Income (Loss) from
    Continuing Operations
     before Income Taxes          288      114      199         10        (19)          48         46          12       (72)     626
                              ======================================================================================================
 Less: Provision for Income
  Taxes(7)                                                                                                                       124
 Add: Net Income from
  Discontinued Operations                                                                                                         12
                                                                                                                              ------
 Net Income                                                                                                                      514
                                                                                                                              ======

 Identifiable Assets              546    2,177    1,515         29        155        1,004(8)     621         481       230    6,758
                              ======================================================================================================

 Capital Expenditures
  Development and Other           106      156      127          1         17           --         89           4         9      509
  Exploration                       8       27       71          1         31           --         --          --        --      138
  Proved Property Acquisitions     --       --      164(9)      --         --           --         --          --        --      164
                              ------------------------------------------------------------------------------------------------------
                                  114      183      362          2         48           --         89           4         9      811
                              ======================================================================================================

 Property, Plant and Equipment
  Cost                          1,865    3,319    2,179        210        311          156        719         769       178    9,706
  Less: Accumulated DD&A        1,489    1,282      891        196        202           48        141         369        85    4,703
                              ------------------------------------------------------------------------------------------------------
 Net Book Value                   376    2,037    1,288         14        109          108        578         400        93    5,003
                              ======================================================================================================

Notes:
(1)  Restated to give effect to a change in accounting principles (see Note 1).
(2) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at June 30, 2003 includes mineral rights of $6 million.
(3) Excludes results of our non-core conventional light oil assets in southeast Saskatchewan that were sold. These results are shown as discontinued operations (see Note 10).
(4) Includes results of operations from producing activities in Nigeria and Colombia.
(5) Includes interest income of $4 million and foreign exchange gains of $4 million.
(6)  Includes exploration activities primarily in Nigeria, Colombia and Brazil.
(7)  Includes Yemen cash taxes of $99 million.
(8) Approximately 79% of Marketing's identifiable assets are accounts receivable and inventories.
(9) On March 27, 2003 we acquired the residual 40% interest in Aspen in the Gulf of Mexico for US $109 million.

14.  DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING
     PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statement of Income and Balance Sheet and summaries of differences from Canadian GAAP are as follows:


(a) UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                   Three Months                Six Months
                                                                                   Ended June 30              Ended June 30
(Cdn$ millions, except per share amounts)                                         2004       2003          2004         2003
------------------------------------------------------------------------------------------------------------------------------
REVENUES
    Net Sales                                                                      779        726         1,522        1,532
    Marketing and Other (i); (iv)                                                  134        146           299          321
                                                                         -----------------------------------------------------
                                                                                   913        872         1,821        1,853
                                                                         -----------------------------------------------------
EXPENSES
    Operating (vi)                                                                 198        190           395          386
    Transportation and Other (i)                                                   136        118           276          250
    General and Administrative (xi)                                                 94         45           154           82
    Depreciation, Depletion and Amortization (iii)                                 188        207           381          405
    Exploration                                                                     26         39            54           79
    Interest (i)                                                                    38         41            83           87
                                                                         -----------------------------------------------------
                                                                                   680        640         1,343        1,289
                                                                         -----------------------------------------------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                              233        232           478          564
                                                                         -----------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                                         63         48           116          104
    Deferred (i); (iv); (vi); (x)                                                  (12)        25            16           82
                                                                         -----------------------------------------------------
                                                                                    51         73           132          186
                                                                         -----------------------------------------------------

NET INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT
    OF A CHANGE IN ACCOUNTING PRINCIPLES                                           182        159           346          378
    Net Income from Discontinued Operations                                         --          5            --           12
    Cumulative Effect of a Change in Accounting Principles,
      Net of Income Taxes (ix)                                                      --         --            --          (37)
                                                                         -----------------------------------------------------

NET INCOME - US GAAP(1)                                                            182        164           346          353
                                                                         =====================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 7)
      Net Income from Continuing Operations                                       1.41       1.29          2.70         3.06
      Net Income from Discontinued Operations                                       --       0.04            --         0.10
      Cumulative Effect of a Change in Accounting Principles                        --         --            --        (0.30)
                                                                         -----------------------------------------------------
                                                                                  1.41       1.33          2.70         2.86
                                                                         =====================================================
    Diluted (Note 7)
      Net Income from Continuing Operations                                       1.39       1.28          2.66         3.05
      Net Income from Discontinued Operations                                       --       0.04            --         0.10
      Cumulative Effect of a Change in Accounting Principles                        --         --            --        (0.30)
                                                                         -----------------------------------------------------
                                                                                  1.39       1.32          2.66         2.85
                                                                         =====================================================

Note:
(1)  RECONCILIATION OF CANADIAN AND US GAAP NET INCOME

                                                                              Three Months                Six Months
                                                                             Ended June 30               Ended June 30
(Cdn$ millions)                                                             2004          2003         2004         2003
-------------------------------------------------------------------------------------------------------------------------
Net Income - Canadian GAAP                                                    143         263           335          514
Impact of US Principles, Net of Income Taxes:
  Depreciation, Depletion and Amortization (iii)                              (10)        (14)          (21)         (28)
  Dividends on Preferred Securities (i)                                        --         (10)           (2)         (21)
  Future Income Taxes (x)                                                      15         (76)           --          (76)
  Issue Costs on Preferred Securities Redeemed (i)                             --          --            (6)          --
  Cumulative Effect of Change in Accounting Principles (ix)                    --          --            --          (37)
  Fair Value of Preferred Securities (i)                                       --          --             4           --
  Stock based compensation included in retained earnings (xi)                  36          --            36           --
  Other (iv); (vi)                                                             (2)          1            --            1
                                                                         ------------------------------------------------
Net Income - US GAAP                                                          182         164           346          353
                                                                         ================================================

(b)  UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP

                                                                                                    June 30       December 31
(Cdn$ millions, except share amounts)                                                                  2004              2003
------------------------------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Short-Term Investments                                                                  839             1,087
      Accounts Receivable                                                                            1,590             1,423
      Inventories and Supplies                                                                         350               270
      Other                                                                                             24                79
                                                                                            ----------------------------------
        Total Current Assets                                                                         2,803             2,859
                                                                                            ----------------------------------

    PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion and
        Amortization of $5,774 (December 31, 2003 - $5,330) (iii); (vi); (ix)                        4,930             4,583
    GOODWILL                                                                                            36                36
    DEFERRED INCOME TAX ASSETS                                                                          91               108
    DEFERRED CHARGES AND OTHER ASSETS (i); (vii)                                                       104               117
                                                                                            ----------------------------------

                                                                                                     7,964             7,703
                                                                                            ==================================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current Portion of Long-Term Debt                                                                 --               575
      Accounts Payable and Accrued Liabilities (iv)                                                  1,707             1,418
      Accrued Interest Payable                                                                          37                44
      Dividends Payable                                                                                 13                12
                                                                                            ----------------------------------
        Total Current Liabilities                                                                    1,757             2,049
                                                                                            ----------------------------------

    LONG-TERM DEBT (i); (ii); (vii)                                                                  2,555             2,472
    DEFERRED INCOME TAX LIABILITIES (i) - (x)                                                          677               676
    ASSET RETIREMENT OBLIGATIONS                                                                       318               305
    DEFERRED CREDITS AND LIABILITIES (viii)                                                            114                70
    SHAREHOLDERS' EQUITY
      Common Shares, no par value
        Authorized:   Unlimited
        Outstanding:  2004   - 128,870,800 shares
                      2003   - 125,606,107 shares                                                      622               513
      Contributed Surplus                                                                               --                 1
      Retained Earnings (i); (iii); (iv); (vi); (ix); (xi)                                           1,944             1,660
      Accumulated Other Comprehensive Income (i); (ii); (iv); (v); (viii)                              (23)              (43)
                                                                                            ----------------------------------
        Total Shareholders' Equity                                                                   2,543             2,131
                                                                                            ----------------------------------

    COMMITMENTS AND CONTINGENCIES
                                                                                                     7,964             7,703
                                                                                            ==================================

(c)  UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP FOR THE
     THREE AND SIX MONTHS ENDED JUNE 30

                                                                                    Three Months               Six Months
                                                                                   Ended June 30              Ended June 30
(Cdn$ millions)                                                                 2004          2003         2004          2003
------------------------------------------------------------------------------------------------------------------------------
Net Income - US GAAP                                                             182          164           346          353
Other Comprehensive Income, Net of Income Taxes:
    Translation Adjustment (i); (ii); (v)                                         11          (62)           14          (87)
    Unrealized Mark-to-Market Gain/(Loss) (iv)                                    --           (4)            6           (1)
                                                                         -----------------------------------------------------
Comprehensive Income                                                             193           98           366          265
                                                                         =====================================================

(d)   UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

Under US principles, dividends on preferred securities of $nil and $3 million for the three and six months ended June 30, 2004, respectively (June 30, 2003 - $16 million and $34 million) that are included in financing activities would be reported in operating activities.

Under US principles, geological and geophysical costs of $7 million and $25 million for the three and six months ended June 30, 2004, respectively (June 30, 2003 - $11 million and $24 million) that are included in investing activities would be reported in operating activities.


NOTES:

i. Under US principles, we are required to classify our preferred securities as long-term debt rather than shareholders' equity. As a result:

      o dividends of $3 million in the first quarter were included in interest expense, with the related income tax of $1 million included in the provision for income taxes;

      o pre-tax issue costs of $10 million were included in deferred charges and other assets, rather than as an after-tax charge to retained earnings; and

      o for the three and six months ended June 30, 2004, foreign-currency translation losses of $nil and $8 million respectively were included in accumulated other comprehensive income (AOCI).

      Under US principles, we are also required to recognize in earnings the change in fair value of the preferred securities. As a result, a gain of $4 million for the change in fair value up to the redemption date was included in marketing and other in the first quarter.

      In February 2004, we redeemed at par US$217 million of preferred securities. Under Canadian principles, a foreign exchange gain of $34 million, net of income tax, was recognized in retained earnings. Under US principles, this foreign exchange gain had been included in AOCI. Unamortized issue costs of $10 million ($6 million, net of income taxes) were included in transportation and other in the first quarter.

ii. Under US principles, all of our subordinated securities are classified as long-term debt. As a result, the $33 million equity component has been included in long-term debt.

iii. Under US principles, the liability method of accounting for income taxes was adopted in 1993. In Canada, the liability method was adopted in 2000. In 1997, we acquired certain oil and gas assets and the amount paid for these assets differed from the tax basis acquired. Under US principles, this difference was recorded as a deferred tax liability with an increase to property, plant and equipment rather than a charge to retained earnings. As a result:

      o additional depreciation, depletion and amortization of $10 million and $21 million was included in net income for the three and six months ended June 30, 2004, respectively; and

      o   property, plant and equipment is higher under US GAAP by $50 million.

iv. Under US principles, all derivative instruments are recognized on the balance sheet as either an asset or a liability measured at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met.

      CASH FLOW HEDGES

      Changes in the fair value of derivatives that are designated as cash flow hedges are recognized in earnings in the same period as the hedged item. Any fair value change in a derivative before that period is recognized on the balance sheet. The effective portion of that change is recognized in other comprehensive income with any ineffectiveness recognized in net income.

      FUTURE SALE OF OIL AND GAS PRODUCTION: Included in accounts payable at December 31, 2003, was a $3 million loss on the forward contracts we used to hedge the commodity price risk on the future sale of a portion of our production from the Aspen field as described in Note 5. These contracts expired in March 2004. The losses ($2 million, net of income taxes), deferred in AOCI at December 31, 2003, were recognized in net sales.

      FUTURE SALE OF GAS INVENTORY: Included in accounts payable at December 31, 2003, was $11 million of losses on the futures and basis swap contracts we used to hedge the commodity price risk on the future sale of our gas inventory as described in Note 5. These contracts effectively lock-in profits on our stored gas volumes. Losses of $8 million ($5 million, net of income taxes) related to the effective portion and deferred in AOCI at December 31, 2003, were recognized in marketing and other. Additionally, losses of $3 million ($2 million, net of income taxes), related to the ineffective portion, were recognized in marketing and other under Canadian GAAP. Under US GAAP, the ineffective portion was recognized in net income in 2003.

      At June 30, 2004, net gains of $nil million were included in accounts payable. The effective portion of the net gains have been deferred in AOCI until the underlying gas inventory is sold. All the deferred losses will be reclassified to marketing and other in the next 12 months. At June 30, 2004, the ineffective portion was $nil.

      FAIR VALUE HEDGES

      Both the derivative instrument and the underlying commitment are recognized on the balance sheet at their fair value. The change in fair value of both are reflected in earnings. At June 30, 2004, we had no fair value hedges in place.

v. Under US principles, exchange gains and losses arising from the translation of our net investment in self-sustaining foreign operations are included in comprehensive income. Additionally, exchange gains and losses, net of income taxes, from the translation of our US-dollar long-term debt designated as a hedge of our foreign net investment are included in comprehensive income. Cumulative amounts are included in AOCI in the Unaudited Consolidated Balance Sheet.

vi. Under Canadian principles, we defer certain development costs and all pre-operating revenues and costs to property, plant and equipment. Under US principles, these costs have been included in operating expenses. As a result:

      o operating expenses include pre-operating costs of $2 million and $4 million ($3 million, net of income taxes) for the three and six months ended June 30, 2004, respectively; and

      o   property, plant and equipment is lower under US GAAP by $10 million.

vii. Under US principles, discounts on long-term debt are classified as a reduction of long-term debt rather than as deferred charges and other assets. Discounts of $45 million have been included in long-term debt.

viii. Under US principles, the amount by which our accrued pension cost is less than the unfunded accumulated benefit obligation is included in AOCI and accrued pension liabilities. This amount was $2 million at June 30, 2004 (December 31, 2003 - $2 million).

ix. On January 1, 2003 we adopted FASB Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (FAS 143) for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004 as described in Note 1. These standards are consistent except for the adoption date.

      This change in accounting policy has been reported as a cumulative effect adjustment in the Unaudited Consolidated Statement of Income as a loss of $37 million, net of income taxes of $25 million on January 1, 2003.

x. Under US principles, enacted tax rates are used to calculate future income taxes, whereas under Canadian GAAP, substantively enacted tax rates are used. Substantively enacted changes in Canadian provincial income tax rates created a $15 million future income tax recovery during the first quarter of 2004. In the second quarter, the income tax rates were enacted and the $15 million future income tax recovery was recorded in the US GAAP net income.

      In the second quarter of 2003, substantively enacted changes in Canadian federal and provincial income tax rates created a $76 million future income tax recovery under Canadian GAAP.

xi. As described in Note 6 (b), our existing stock option plan was modified to a tandem option plan. An obligation of $85 million has been recognized for these tandem options. This resulted in a one-time, non-cash charge to net income of $54 million, net of tax. Under US principles, the modification to our stock option plan is accounted for by providing us with credit for the pro-forma expense previously disclosed with respect to the stock options modified. The related pro-forma expense is $36 million, which is accounted for as an adjustment to retained earnings with a corresponding decrease to our one-time charge to net income.